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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NATCO Group Inc.
(formerly Cummings Point Industries, Inc.)

We consent to the use of our reports on the consolidated financial statements of NATCO Group Inc. as of March 31, 1997 and 1996 and for each of the years in the three-year period ended March 31, 1997 and on the financial statements of Total Engineering Services Team, Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

                                          KPMG PEAT MARWICK LLP

Houston, Texas
March 26, 1998